Exhibit 99
NEWS	RELEASE

CCNE		Contact: Charles R. Guarino
NASDAQ		Treasurer
L I S T E D		(814) 765-9621
FOR IMMEDIATE RELEASE

WILLIAM FALGER TO RETIRE AS PRESIDENT AND CEO OF CNB FINANCIAL CORPORATION/JOSEPH BOWER NAMED AS SUCCESSOR

Clearfield, Pennsylvania – July 14, 2009

The Board of Directors of CNB Financial Corporation [Nasdaq:CCNE] announced today that William F. Falger has informed the Board of his intention to retire from the position of President and Chief Executive Officer of the company and CNB Bank at year end 2009. Following retirement, he will continue to serve as a director of both the Corporation and the Bank.

Mr. Falger, age 61, has been President and CEO of CNB Bank since January 1993 and of CNB Financial Corporation since January 2001. Under his leadership, the company has grown from a community bank with $270 million in assets to a very successful regional bank with $1.0 billion in assets at June 30, 2009. The bank now operates 25 banking offices in eight counties in western Pennsylvania.

Concurrent with Mr. Falger’s announcement, the Board of Directors has named Joseph B. Bower, Jr. to be his successor as President and Chief Executive Officer of both CNB Financial Corporation and CNB Bank. Mr. Bower has been with the organization since November 1997 when he was named Senior Vice President and Chief Financial Officer of the Bank and Treasurer of the Corporation. In 2003, Mr. Bower was named to his current position of Executive Vice President and Chief Operating Officer of CNB Bank and Secretary of CNB Financial Corporation.

Commenting on the announcement, Dennis L. Merrey, Chairman of the Board stated, “Under Mr. Falger’s guidance and leadership, the bank has grown and prospered by every measure resulting in a solid and sound financial organization well positioned for the future. On behalf of the board and shareholders, I wish to extend our appreciation to Bill for his tireless efforts and commitment to CNB. We are pleased to have him continuing with us on the Board of Directors.

Mr. Falger’s announcement of retirement and the board’s appointment of Mr. Bower to succeed him is the culmination of an active management succession planning process the board initiated several years ago to ensure an orderly transition of management. The board looks forward to working with Mr. Bower in continuing the bank’s growth and its leadership in the communities it serves while maintaining the rich heritage and tradition of superior service to its customers.”

Based on strong, traditional values, CNB is dedicated to being the premier, financial services provider in the area, focused on the changing needs of people and businesses by providing the highest quality service.

CNB Financial Corporation currently operates twenty-one full service offices in seven counties of Pennsylvania through its primary subsidiary, CNB Bank, in addition to one Loan Production Office in Johnstown and four full-service offices and a Loan Production Office of ERIEBANK, a division of CNB Bank, operating in Erie, PA and surrounding areas. Holiday Financial Services Corporation has grown to eight offices in Sidman, Hollidaysburg, Northern Cambria, Clearfield, Ridgway, Bellefonte, Erie and Bradford, PA.